CORPORATE ADVISORY AGREEMENT

THIS AGREEMENT made as of the 1st day of September 2007 (the "Effective Date").

BETWEEN:

Evolving Gold Corp., a company having its place of business at 725 – 666 Burrard Street, Vancouver, BC, V6C 2X8

(the "Company")

AND:

Excelsior Communications Incorporated, a company having an office at suite 2500 - 130 King Street West, Toronto, Ontario, Canada, M5X 1A9;

(the "Consultant")

WHEREAS:

A. The Company is a reporting issuer in Ontario, British Columbia and Alberta, the securities of which are listed for trading on the TSX Venture Exchange (the "Exchange");

B. The Company carries on the business of the acquisition, exploration and development of natural resource properties; and

C. The Company wishes to engage the Consultant and the Consultant has agreed to be engaged to provide corporate advisory services to the Company in accordance with the terms of this agreement (the "Agreement");

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Engagement of the Consultant

1.1 Engagement

The Company hereby engages the Consultant to provide the services set out in Section 2.1 herein (the "Services") to the Company, and the Consultant has agreed to provide the Services to the Company, subject to the terms and conditions described in this Agreement.

2. Services of the Consultant

2.1 General

The Consultant shall provide the following Services:

(a) introduce the Company to and liaise on behalf of the Company with writers for and publishers of relevant subscriber based publications, including newspapers, magazines, business publications and financial publications;

(b) advise the Company with respect to its public communication materials, including the Company's website and presentations developed for industry meetings, conferences and tradeshows;

(c) meet and communicate with corporate analysts, institutional and professional investors, and stockbrokers for the purposes of encouraging or promoting investment in the Company;

(d) advise the Company generally with respect to its corporate development and the advancement of its interests;

(e) assist the Company with all work necessary to prepare for meetings and presentations with investors; and

(f) such other services as the Company and the Consultant may from time to time agree upon.

2.2 Dissemination of Information

The Consultant shall not disseminate, or in any other matter communicate, to any person false or misleading information relating to the Company. The Consultant shall only disseminate information relating to the Company that is specifically authorized in writing by the Company. No act or omission by the Company shall constitute a waiver of the requirements of this Section 2.2.

2.3 Independent Contractor

The Consultant is an independent contractor and is not an employee of or partner or joint venturer with the Company. The Consultant shall retain control over the manner and means by which it provides the Services, subject to the Company's specification of the results to be achieved.

2.4 Non-exclusivity

The parties agree that the Consultant's engagement to provide the Services is non-exclusive. The Company is free to engage other individuals, firms, companies and businesses to provide similar services, and the Consultant is free to provide similar services to other individuals, firms, companies and businesses, subject to the terms and conditions of this Agreement.

2.5 Authority of the Consultant

The Company hereby authorizes the Consultant, subject to the other provisions of this Agreement, to do all acts and things as the Consultant may in its discretion deem necessary or desirable to enable the Consultant to provide the Services. Notwithstanding the foregoing, the Consultant has no authority to enter into contracts or agreements on behalf of the Company.

MacNeill Law: 5522

1830855.1

3. Company's Agreements with the Consultant

3.1 Fees

In consideration of the provision of the Services, the Company shall compensate the Consultant in the following manner:

(a) pay to the Consultant on the Effective Date an advance of C$6,500 (the "Advance");

(b) pay to the Consultant a fee (the "Monthly Fee") of C$6,500 per month for the next 12 months, beginning September 1, 2007 to August 1, 2008, payable in advance on the Effective Date and on the first day of each month thereafter, pro rated for any partial month of Services.; and

(c) on the Effective Date the Company shall grant to the Consultant options (the "Options") to purchase up to 250,000 common shares of the Company, exercisable for a period of five years, at a price of C$0.35 per share. The Options shall be granted under and subject to the terms and conditions of the Company's stock option plan, the policies of the TSX Venture Exchange and all applicable securities regulations. The right to purchase 62,500 of the shares shall vest on the Effective Date and the right to purchase an additional 62,500 of the shares shall vest every three months thereafter. All options are irrevocable, non-assignable and non-transferable and the Consultant shall complete the TSX Venture Exchange Form 4F "*Certification of Company Granted an Incentive Stock Option*" prior to receiving any Options.

3.2 The Consultant's Expenses

The Consultant shall be reimbursed for all business, travelling and other out-of-pocket expenses and disbursements actually and properly incurred by the Consultant in connection with the provision of the Services, provided that the Consultant first submits to the Company detailed invoices and supporting documentation acceptable to the Company, acting reasonably. The Consultant shall invoice the Company for such expenses monthly in arrears. All such invoices shall be paid promptly by the Company. The Consultant shall not incur expenses of greater than C$2,500 in any given month without the prior written approval of the Company.

3.3 Access to Company Information

The Company shall provide the Consultant with information about the Company, such as financial statements, geological reports, annual information forms, news releases, material change reports, offering documents, filing statements, promotional information and other similar relevant documentation as may be reasonably necessary to complete and perform the Services. The Company shall ensure that the Consultant has up-to-date information and agrees that the purpose of such disclosure is for the use by the Consultant in preparing advertising and promotional materials, and the Consultant may rely on and assume the accuracy of the information, and is not obligated to assess the financial viability of, or to verify factual information about the Company provided to the Consultant.

MacNeill Law: 5522

3.4. Indemnity

The Consultant shall not be liable for any information or documentation supplied by the Company, including any material developed by the Consultant, which has been verified and accepted by the Company, and the Consultant and its directors, officers, employees, shareholders, agents and advisors shall be indemnified and saved harmless by the Company from any claims, proceedings, costs, fines, damages, liabilities, expenses and losses arising for any reason whatsoever from, in relation to or as a result of such information or documentation including without limitation where such claims, proceedings, costs, fines, damages, liabilities, expenses and losses arise in connection with "misrepresentation" (such as terms defined in the Securities Act (Ontario)) contained in any such information or documentation.

The Consultant shall protect, defend, hold harmless and indemnify the Company and its directors, officers, employees, shareholders, agents, successors, assigns, and parent and affiliated corporations to the maximum extent and magnitude permitted by law, from and against any and all suits, claims, demands, actions, causes of actions, liabilities, damages, costs, expenses (including reasonable legal expenses) and losses of any kind whatsoever arising out of the conduct or actions of the Consultant or arising out of any negligence, breach or default by the Consultant in the performance of its obligations under this Agreement.

4. Commencement and Term of Agreement

4.1 Term

The term of this Agreement (the "Term") shall commence on the Effective Date and shall end on the first anniversary of the Effective Date, subject to extension or earlier termination as provided herein.

4.2 Extension of Term

The parties may at any time and from time to time extend the Term of this Agreement, by agreement in writing. The agreement to extend the Term shall specifically deal with:

(a) the length of time for which the Term shall be extended;

(b) the compensation that shall be paid to the Consultant during the extended Term; and

(c) any other terms and conditions of this Agreement that the parties wish to amend.

4.3 Termination

This Agreement shall terminate automatically upon the expiry of the Term, including any extensions thereof. This Agreement may be terminated prior to the expiry of the Term:

(a) upon the occurrence of any default by the Consultant, by the Company giving written notice to the Consultant specifying the nature of such default and upon the failure of the Consultant to fully cure or remedy such default within 15 days after the date of the written notice. For the purposes of this Agreement, a default by the Consultant shall be defined as the occurrence of any one or more of the following:

MacNeill Law-5522

(i) the Consultant fails to perform any of the Services in the manner or within the time required herein or commits a material breach of a provision of this Agreement; or

(ii) the Company, acting reasonably, determines that the Consultant is acting or is likely to act in a manner detrimental to the Company or has violated or is likely to violate the obligation of the Consultant, herein, to maintain the confidentiality of any information relating to the Company;

(b) by the Company, immediately, without prior notice, if at any time the Consultant while providing the Services commits fraud or serious neglect or misconduct in the provision of the Services hereunder;

(c) by the Consultant, 15 days after having given notice to the Company of the failure of the Company to pay any of the amounts provided for in Sections 3.1 or 3.2 above, if such amounts remain unpaid at that time; or

(d) upon the mutual agreement of both parties to this Agreement.

After a period of six months following the commencement date of September 1st, 2007, by giving the other party 30 days' prior written notice, the Company may terminate the ongoing payment of the Monthly Fee to the Consultant, and, thereafter, the Consultant will provide its services only as may be requested in writing by the Company in its sole determination, from time to time, at an hourly or daily rate agreed by the parties.

4.4 Payments on Termination

Upon termination of this Agreement, the Consultant shall:

(a) be entitled to receive all sums due and payable under this Agreement to the date of termination and the Consultant shall have no right to receive any further payments; and

(b) be entitled to exercise all Options already vested for a period of 30 days following the effective date of termination except in the case of termination as a result of default on the part of the Consultant, in which case the Options, whether or not vested at the date of default will immediately terminate without right to exercise same.

4.5 Default

Subject to §4.4(b), in the event of any default on the part of the Consultant, its entire liability to the Company shall not exceed the lesser of: (a) the fees the Consultant has received from the Company under this Agreement; or (b) the actual and direct damage to the Company as a result of such default.

5. Confidentiality

5.1 Confidentiality

Except as authorized or required to provide the Services, the Consultant shall not reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings, or any information concerning the organization, business, finances, transactions, mineral properties or other affairs of the Company of which it becomes aware during the Term of this Agreement. The Consultant shall keep secret all confidential information entrusted to it and shall not use or attempt to use this information in any manner that might injure or cause loss, either directly or indirectly, to the Company's business. This restriction shall continue to apply after the termination of this Agreement but shall cease to apply to information that may come into the public domain, other than as a result of disclosure by the Consultant.

The Consultant shall comply with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such confidential information. The Consultant may disclose confidential information only to those of its employees and officers whose duties require them to know the same, and, if it does so, will instruct and require them to abide by this confidentiality covenant.

6. Miscellaneous

6.1 Severability

Each provision of this Agreement is intended to be severable. If any term or provision hereof shall be determined by a court or competent jurisdiction to be illegal or invalid for any reason whatsoever, that provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

6.2 Waiver and Consents

No consent, approval or waiver, express or implied, by any party hereto, to or of any breach or default by another party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party. The failure of a party to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of the breach or default of the other and shall not be construed to waive or limit the need for such consent or approval in any other instance.

6.3 Governing Law

This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws applicable therein and all disputes arising under this Agreement shall be referred to the Courts of the Province of British Columbia.

6.4 Successors

This Agreement shall ensure to the benefit of and be binding upon each of the parties and their respective heirs and successors.

6.5 Assignment and Amendments

This Agreement may not be assigned by a party without the prior written consent of the other party. No amendment to this Agreement shall be valid unless it is evidenced by written agreement executed by both parties hereto.

6.6 Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or facsimile transmission during normal business hours of the recipient or, if mailed, upon the first to occur of actual receipt or 48 hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the Consultant as follows:

To the Company:

Evolving Gold Corporation
725 – 666 Burrard Street
Vancouver, BC, Canada, V6C 2X8;

Attention: Mr. Robert Bick

Facsimile: (604) 685- 6375

To the Consultant:

Miranda Bradley & Sangeet Dhaliwal
Managing Partners
Excelsior Communications Inc.
Suite 2500 - 130 King Street,
Toronto, Ontario,
Canada, M5X 1A9

Attention: Ms. Miranda Bradley & Ms. Sangeet Dhaliwal, Managing Partners

Facsimile: 416-941-1090

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.

6.7 Time of the Essence

Time is of the essence of this Agreement.

6.8 Further Assurances

From time to time after the execution of this Agreement, the parties shall make, do, execute or cause or permit to be made, done or executed all additional lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

6.9 Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument. Facsimile signatures are acceptable and binding.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

Evolving Gold Corp.

Per: ______________________

Robert Bick, CEO

Excelsior Communications Incorporated

Per: ______________________

Miranda Bradley, Managing Partner

Per: ______________________

Sangeet Dhaliwal, Managing Partner